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                                                                     EXHIBIT 5.1



                                 HALE AND DORR


                               COUNSELORS AT LAW


                  60 STATE STREET, BOSTON, MASSACHUSETTS 02109


                         617-526-5000 FAX 617-526-5000



                                                                 August 13, 1996



Wang Laboratories, Inc.


600 Technology Park Drive


Billerica, MA 01821-4130



Ladies and Gentlemen:



     We have assisted in the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by Wang Laboratories, Inc., a Delaware corporation (the "Company"), of the following securities of the Company (collectively, the "Securities"): (i) 2,875,000 Depositary Shares (the "Depositary Shares") each representing a 1/20 interest in a share of 6 1/2% Series B Cumulative Convertible Preferred Stock,
(ii) 143,750 shares of 6 1/2% Series B Cumulative Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock"), and (iii) 5,411,900 shares of Common Stock, $.01 par value per share. All of the Depositary Shares are currently held by certain securityholders (the "Selling Holders") of the Company and all of the shares of Series B Preferred Stock are currently held by the Depositary (as defined below).



     We have examined the Deposit Agreement dated as of February 21, 1996 among the Company, American Stock Transfer & Trust Company, as Depositary (the "Depositary"), and Lehman Brothers Inc., BT Securities Corporation and Salomon Brothers Inc, pursuant to which the Depositary Shares were issued, as well as the Certificate of Incorporation and By-Laws of the Company and all amendments thereto, including the Certificate of Designations for the Series B Preferred Stock (the "Certificate of Designations"), and have examined and relied on the originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.



     In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified photostatic copies, and (iii) the authenticity of the originals of the latter documents.



     Based upon and subject to the foregoing, we are of the opinion that the Depositary Shares and the Series B Preferred Stock have been duly and validly authorized and issued and are fully paid and non-assessable and that the shares of Common Stock have been duly and validly authorized and when issued in accordance with the terms of the Certificate of Designations and the Deposit Agreement upon conversion of the Series B Preferred Stock will be validly issued, fully paid and non-assessable.



     We hereby consent to the use of our name in the registration Statement and in the related Prospectus under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,



                                                     HALE AND DORR